Exhibit 99.6

CONSENT OF PERSON NAMED TO BECOME A DIRECTOR

Pursuant to Rule 438 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a manager of Solera Holdings, LLC and/or a director of Solera Holdings, Inc. in Amendment No. 4 to the registration statement on Form S-1 of Solera Holdings, LLC and any amendments thereto.

Signature	/s/ Tony Aquila

Name:	Tony Aquila

Dated	May 5, 2007